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                                                                      Exhibit 11
                          TRW Inc. and Subsidiaries
                          -------------------------
                COMPUTATION OF EARNINGS PER SHARE - UNAUDITED
                ---------------------------------------------

                    (In Millions Except Per Share Amounts)



                                                                   Six Months Ended June 30
                                                              ----------------------------------
PRIMARY                                                             1995                1994
-------                                                             ----                ----
Net earnings                                                 $     237.8         $     150.7
Less preference dividend requirements                                0.4                 0.4
                                                              -----------         -----------
Net earnings applicable to common shares
    and common share equivalents                             $     237.4         $     150.3
                                                              ===========         ===========
Average common shares outstanding                                   65.0                64.4
Stock options and performance share rights,
    based on the treasury stock method using
    average market price                                             1.3                 1.0
                                                              -----------         -----------
Average common shares and common share
    equivalents                                                     66.3                65.4
                                                              ===========         ===========

Primary earnings per share                                   $      3.58         $      2.30
                                                              ===========         ===========

FULLY DILUTED
Net earnings applicable to common shares and
    common share equivalents                                 $     237.4         $     150.3

Dividends assuming conversion of other
    dilutive securities:   (A)
       Dilutive preference dividends                                 0.4                 0.4
                                                              -----------         -----------
Net earnings applicable to fully diluted shares              $     237.8         $     150.7
                                                              ===========         ===========

Average common shares outstanding                                   65.0                64.4

Common shares assuming conversion of
     other dilutive securities:   (A)
        Dilutive preference shares                                   0.6                 0.6

        Stock options and performance share rights,
            based on the treasury stock method using
            closing market price if higher than
            average market price                                     1.8                 1.0
                                                              -----------         -----------

Average fully diluted shares                                        67.4                66.0
                                                              ===========         ===========

Fully diluted earnings per share                             $      3.53         $      2.28
                                                              ===========         ===========

[FN]
(A) Assuming the conversion of the Serial Preference Stock II - Series 1 and Series 3.